Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-207722) pertaining to the STERIS Corporation 401(k) Plan of STERIS Corporation of our report dated June 29, 2017, with respect to the financial statements and schedules of the STERIS Corporation 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2016.
/s/ ERNST & YOUNG LLP

Cleveland, Ohio
June 29, 2017